Exhibit 8.1

SUBSIDIARIES

1.	China Metro-Rural Limited, a Cayman Islands incorporated company continued in BVI

2.	China Metro-Rural Exchange Limited, ( ), a HK Company

3.	China Northeast Logistics City Co., Ltd., ( ), a PRC Company

4.	Tieling Northeast City Advertising Co., Ltd., ( ), a PRC company

5.	Tieling North Asia Property Management Co., Ltd., ( ), a PRC company

6.	Tieling North Asia Development Co., Ltd., ( ), a PRC company

7.	M.S. Electronic Emporium Limited, a BVI Company

8.	China Metro-Rural Development Ltd., ( ), a HK Company

9.	China Northeast Logistics City Dezhou Co., Ltd., ( ), a PRC Company

10.	Dezhou Northeast City Property Co., Ltd., ( ), a PRC Company

11.	Dezhou Northeast City Advertising Co., Ltd., ( ), a PRC Company